NEUBERGER&BERMAN MANAGEMENT INCORPORATED
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A


        The Series of Equity Managers Trust currently subject to this Agreement are as follows:


Neuberger&Berman Focus Portfolio
Neuberger&Berman Genesis Portfolio
Neuberger&Berman Guardian Portfolio
Neuberger&Berman Manhattan Portfolio
Neuberger&Berman Partners Portfolio
Neuberger&Berman Socially Responsive Portfolio
Neuberger&Berman Millennium Portfolio